Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos. 333-233934 and 333-233934-01

November 7, 2019

This free writing prospectus relates to a letter to unitholders sent by Brookfield Infrastructure Partners L.P. (“Brookfield Infrastructure,” “we,” “us,” or “our”) on November 7, 2019 that references the proposed special distribution (the “special distribution”) of Brookfield Infrastructure Corporation (“BIPC”), which is described in the Registration Statement on Form F-1 (File Nos. 333-233934 and 333-233934-01) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, on September 25, 2019. A portion of the letter to unitholders is reproduced below.

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Expanding our Investor Base – Brookfield Infrastructure Corporation

We recently announced a plan to make Brookfield Infrastructure accessible to more investors. Despite having a unique asset base and an attractive financial profile, we have come across many investors that are unable to invest in our business as a result of our limited partnership (‘LP’) structure. To address this issue, we will be launching Brookfield Infrastructure Corporation (‘BIPC’) which will provide investors with an alternative way to gain exposure to our global infrastructure business.

BIPC will be established as a publicly listed Canadian corporation upon receipt of regulatory approvals. We intend to apply to list the BIPC shares on the New York and Toronto stock exchanges. The corporation will be created by way of a special distribution that will be analogous to a unit split. We currently anticipate that BIP unitholders will receive one share of BIPC for every nine units of BIP held on the record date in respect of the special distribution. On a go forward basis, investors will have the option of buying a BIP LP unit or a BIPC share.

BIPC shares will be structured with the intention of being economically equivalent to BIP units, with identical distributions and the ability to exchange BIPC shares into BIP units at any time. We expect the initial market capitalization of BIPC to be approximately $2 billion, and the transaction is being structured on a tax-free basis to both Canadian and U.S. unitholders. The aggregate market capitalization of Brookfield Infrastructure should be unchanged by the introduction of BIPC.

We see many potential benefits in establishing BIPC:

•	Expanded investor base – For those investors that cannot invest in BIP today, BIPC will provide an opportunity to own an economically equivalent security with a traditional corporate structure.

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Broader index inclusion – As passive index investing grows in popularity, it is increasingly important that Brookfield Infrastructure be included in the major global indices. While BIP is currently included in the S&P/TSX Composite Index and the S&P/TSX 60 Index (among others), BIPC shares should be eligible for inclusion in several global indices, which we expect will further expand our investor base.

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Tax advantages for some – For U.S. investors, BIPC dividends are expected to be qualified, and the federal tax rate on dividends will drop meaningfully to 24%, as compared to 41% on BIP LP’s distributions. For Canadian investors, BIPC dividends will be considered fully eligible dividends. All BIPC shareholders will have simpler tax reporting and will receive common dividend reporting slips.

It is important to note that the creation of BIPC is expected to have a limited impact on Brookfield Infrastructure. We anticipate no incremental tax consequences for Brookfield Infrastructure, and no changes in management, governance or credit ratings. Additionally, there will be minimal administrative costs to operate the two entities, and modest financial reporting implications. Subject to the receipt of regulatory approvals, we plan to complete this transaction in the first half of 2020, and we are excited to be able to provide more options for investors to access our globally diversified portfolio of high-quality infrastructure assets.

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Finally, we are advancing the creation of BIPC to enhance accessibility of Brookfield Infrastructure to investors, for which we are targeting completion in the first quarter of next year.

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A registration statement (including a prospectus) has been filed with the SEC for the special distribution. You should read the prospectus in that registration statement and other documents that Brookfield Infrastructure and BIPC have filed with the SEC for more complete information about the special distribution. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, a copy of the prospectus can be sent to you at no cost if you request it by contacting bip.enquiries@brookfield.com.

FORWARD-LOOKING STATEMENTS

This filing contains “forward-looking information” within the meaning of Canadian provincial securities laws and “forward-looking statements” within the meaning of applicable U.S. and Canadian securities laws. The words “expect”, “estimate”, “anticipate”, “plan”, “believe”, “seek”, “intend”, “forecast”, “project”, “target” or derivatives thereof and other expressions which are predictions of or indicate future events, trends or prospects and which do not relate to historical matters identify the above mentioned and other forward-looking statements and information. Forward-looking statements and information in this filing include statements regarding the creation of BIPC and the future performance and prospects of BIPC and Brookfield Infrastructure following the special distribution of BIPC’s shares, including anticipated benefits associated with the creation of BIPC such as BIPC’s ability to attract new investors, BIPC’s eligibility for index inclusion and tax advantages relating to BIPC; and BIPC’s impact on Brookfield Infrastructure. These forward-looking statements and information are not historical facts but reflect our current expectations regarding future results or events and are based on information currently available to us and on assumptions we believe are reasonable. Although we believe that our anticipated future results, performance or achievements expressed or implied by these forward-looking statements and information are based on reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve assumptions, known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by these forward-looking statements and information. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations and our plans and strategies may vary materially from those expressed in the forward-looking statements and information herein.

Factors that could cause actual results of Brookfield Infrastructure to differ materially from those contemplated or implied by the statements in this filing include general economic conditions in the jurisdictions in which we operate and elsewhere which may impact the markets for our products and services, the ability to achieve growth within Brookfield Infrastructure’s businesses and in particular completion on time and on budget of various large capital projects, which themselves depend on access to capital and continuing favorable commodity prices, the impact of market conditions on our businesses, the fact that success of Brookfield Infrastructure is dependent on market demand for an infrastructure company, which is unknown, the performance of global capital markets, the availability and terms of equity and debt financing for Brookfield Infrastructure, the ability to effectively complete transactions in the competitive infrastructure space (including the ability to complete announced and potential transactions that may be subject to conditions precedent, and the inability to reach final agreement with counterparties to transactions being currently pursued, given that there can be no assurance that any such transaction will be agreed to or completed) and to integrate acquisitions into existing operations, the future performance of these acquisitions, the market conditions of key commodities, the price, supply or demand for which can have a significant impact upon the financial and operating performance of our business, changes in technology which have the potential to disrupt the business and industries in which we invest, uncertainty with respect to future sources of investment opportunities, our ability to achieve the milestones necessary to deliver the targeted returns to our unitholders, our active pipeline of new investment opportunities and growing backlog of committed organic growth capital expenditure projects may not be completed as planned, and other risks and factors described in the documents filed by Brookfield Infrastructure with the securities regulators in Canada and the United States including under “Risk Factors” in Brookfield Infrastructure’s most recent Annual Report on Form 20-F, its most recent interim report, and the prospectus qualifying the special distribution of BIPC’s shares. The creation of BIPC is subject to stock exchange and regulatory approvals that have not yet been received and there can be no assurances that the stock exchanges on which BIPC intends to apply to list its shares will approve the listing of BIPC’s shares or that BIPC will be included in any indices. Except as required by law, Brookfield Infrastructure undertakes no obligation to publicly update or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise.